UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 18, 2013
UAN POWER CORP.
(Exact name of registrant as specified in its charter)
Delaware	000-54334	27-0155619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
102 North Avenue, Mount Clemens, Michigan		480433
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(586) 530-5605
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective November 18, 2013, Chung Hua Yang resigned as chief financial officer of our company. The resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Effective November 28, 2013, we appointed Yun-Mi Han as chief financial officer of our company.

Effective November 29, 2013, Syuan-Jhu Lin resigned as chairman and as a director of our company and Li-Feng Lee resigned as director of our company. Their resignations were not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Effective November 29, 2013, we appointed our director, Wan-Fang Liu, as chairman of our company.

Effective December 23, 2013, we appointed Dr. Hans C. Justice Chang as chief operating officer of our company.

Yun-Mi Han – Chief Financial Officer and Director

From 2008 to 2010, Mr. Han served as financial manager of our company in Taiwan.

Yun-Mi Han has served as financial manager of UAN Cultural & Creative Co., Ltd. since 2010 with respect to the company’s previous art gallery business, where he was responsible for the support of artists and management and delivery of artwork in Taiwan.

Yun-Mi Han also was responsible for the purchase of patented product from professional industry teams and developed a department for obtaining a patented organic farm and method of planting techniques for the manufacture of nutrition bars at UAN Cultural & Creative Co., Ltd.

From 2007 to 2008, Yun-Mi Han served as accounting manager of Dongxin Fishing in China, a Korean company. Dongxin Fishing is a privately held $200 million fishing sales and manufacturing company.

Mr. Han earned a bachelor’s degree from Beijing Normal University, graduating in 2008, where he specialized in Chinese and minor in accounting.

There have been no transactions since the beginning of its last fiscal year or any currently proposed transaction, in which Yun-Mi Han was or is to be a participant and the amount involved exceeds $120,000, and in which Yun-Mi Han will have a direct or indirect material interest which would be required to be reported herein.

Dr. Hans C. Justice Chang – Chief Operating Officer

Dr. Hans C. Justice Chang, earned his Master’s Degree at the Institute of Business Administration at Oklahoma City University and a Doctoral Degree in Higher Education Administration from Drake University of Iowa in August 1995. Dr. Chang was also a Visiting Scholar of Denver University of Colorado of USA in summer of 1996.

Dr. Chang has over 26 years of senior leadership experience and extensive knowledge both academically and internationally in corporate finance, administration management and commercial banking for medium to large enterprises of American, Canadian, Japanese and Taiwan corporations.

Since January 2002, Dr. Chang has worked with Ezybonds International Ltd., a Global E-Payment System of England UK., as the Executive Director in charge of structured business strategy and Asian Markets.

Previously, Dr. Chang’s work experience included lecturer of Chihlee Institute of Technology: 1987/90, President of Light-Force International Corporation of Japan: 1986/91, General Manager in Taiwan of Nato International Corporation of Canada: 1991/93, General Manager of International Commercial Bank of China in South Africa, 1986/91, Professor of Information Management Department of Nan Hau University: 1996/98, Fellowship of the British Institute of Management of U.K.: 1996/13, General Manager in Taiwan of Amkey Corporation of USA: 1999/04, Chairman of Taiwan Stock Research & Development Association 1989/91, President of Oxford Consultants Corporation: 2001-2013, General Manager in Taiwan of Chief Advisor of Essential Youths Corp. USA: 2004/07, Chairman of Taiwan Consumers Association: 2008-2011, President of Asia-Region of Tien-Shing E-Commerce Corporation: 2009/11, and CEO of Concordia International Foundation of USA.(CIF): 2013.

There have been no transactions since the beginning of its last fiscal year or any currently proposed transaction, in which Dr. Hans C. Justice Chang was or is to be a participant and the amount involved exceeds $120,000, and in which Dr. Hans C. Justice Chang will have a direct or indirect material interest which would be required to be reported herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAn POWER CORP.

/s/ Parashar Patel
Parashar Patel
President, Chief Executive Officer and Director

Date: January 27, 2014